GRANTED

EFiled: Dec 07 2020 12:26PM EST

Transaction ID 66164065 Case No. 2020-0376-JRS

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

LOCAL 464A UNITED FOOD AND )

COMMERCIAL WORKERS UNION ) PENSION FUND,)

)

Plaintiff,)

)

v.)

) DARCY ANTONELLIS, DAVID C. ) HABIGER, RICHARD S. HILL, JON ) KIRCHNER, V. SUE MOLINA,) GEORGE A. RIEDEL, and)

CHRISTOPHER A. SEAMS,)

)

Defendants.)

C.A. No. 2020-0376-JRS

STIPULATION AND [PROPOSED] ORDER REGARDING MOOTNESS FEE REQUEST, NOTICE, AND DISMISSAL

WHEREAS, the law firms of Prickett, Jones & Elliott, P.A. and Kessler, Topaz, Meltzer & Check LLP (“Plaintiff’s Counsel”) filed individual and class claims on behalf of plaintiff Local 464A United Food and Commercial Workers Union Pension Fund (“Plaintiff” or “UFCW”) in the above-captioned action (Trans. ID 65638249), seeking relief against the members of the Board of Directors (the “Board” or “Defendants”)) of Xperi Corporation (“Xperi” or the “Company”) for purportedly breaching their fiduciary duties with respect to the December 18, 2019 Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) providing for a combination of Xperi and TiVo Corporation (“TiVo”).

WHEREAS, the Complaint alleged three causes of action against the Board:

(a)Count I: breach of fiduciary duty of loyalty for failure to properly consider and disclose a competing proposal (the “Metis Proposal”); (b) Count II: breach of fiduciary duty of loyalty for failure to evaluate the Merger Agreement in light of the COVID-19 pandemic; and (c) Count III: breach of fiduciary duty of loyalty for issuing deliberately misleading and incomplete disclosures with respect to the Metis Proposal and the COVID-19 pandemic;

WHEREAS, on May 20, 2020, Xperi issued an 8-K and substantially identical Form 425 (the “8-K”) describing this litigation and containing “Supplemental Disclosures” which it said were intended to moot Plaintiff’s claims. TiVo also issued an 8-K and related Form 425 on May 20, 2020 (“TiVo 8-K”) containing disclosures addressing certain of Plaintiff’s claims. The 8-K mooted the claims relating to the Metis Proposal in Counts I and III and mooted Count II. The 8-K and TiVo 8-K also mooted some of the COVID-19 disclosure claims in Count III, but purportedly did not moot other claims and purportedly raised further disclosure claims;

WHEREAS, on May 22, 2020, Plaintiff filed a Motion for Leave to File a Supplement to Plaintiff’s Verified Class Action Complaint (the “Motion for Leave,” Trans. ID 65652965) to aver occurrences and events that occurred after Plaintiff filed the Complaint on May 15, 2020;

WHEREAS, on June 1, 2020, the transactions contemplated by the Merger Agreement were implemented and the merged entity became known as Xperi Holding Corporation (“Xperi Holding”);

WHEREAS, on June 29, 2020, the Court granted the Motion for Leave (Trans. ID 65730254) and, on July 2, 2020, Plaintiff filed its Supplement to the Verified Class Action Complaint (the “Supplement,” Trans. ID 65742228);

WHEREAS, on August 10, 2020, Xperi Holding issued its 10-Q for the second quarter of 2020 (the “10-Q”), issued an earnings release and related 8-K (the “Earnings Release”), presented and filed with the SEC an investor presentation (the “Investor Presentation”), and held an earnings call concerning its second quarter results (the “Earnings Call”) (the 10-Q, Earnings Release, Investor Presentation, and Earnings Call are referred to collectively hereafter as the “August 10, 2020 Disclosures”);

WHEREAS, the August 10, 2020 Disclosures mooted the remaining claims in the Complaint and Supplement;

WHEREAS, on September 8, 2020, Plaintiff and Defendants agreed that the above-captioned action was moot and the Court thereafter entered a stipulated order of dismissal, retaining jurisdiction to hear Plaintiff’s Counsel’s request for attorneys’ fees and expenses (the “Fee Request”) (Trans. ID 65924952);

WHEREAS, Plaintiff claims that its attorneys are entitled to reasonable attorneys’ fees and reimbursement of their expenses on the grounds that their litigation efforts conferred benefits on Xperi and its stockholders who became stockholders in Xperi Holding;

WHEREAS, following arms’-length negotiations, Xperi Holding has agreed to pay Plaintiff’s Counsel an agreed-upon mootness fee of $300,000 within ten (10) calendar days of the entry of this Order;

WHEREAS Defendants do not concede liability on any of Plaintiff’s claims or that Plaintiff and its attorneys are entitled to fees at all;

WHEREAS, Xperi Holding agreed to preemptively resolve the Fee Request due to the cost and litigation risk associated with opposing it;

WHEREAS, Defendants take no position as to the payment of the Fee Request or the amount agreed between Plaintiffs’ Counsel and Xperi Holding to resolve the Fee Request; and

WHEREAS, the Court has not passed and will not pass judgment on the amount of the Fee Request, but requires the parties to provide notice with respect to any agreed-upon payment of attorneys’ fees and expenses in cases in which the underlying claims are dismissed on mootness grounds;

NOW, THEREFORE, upon the consent of the Parties and Xperi Holding and subject to approval of the Court:

IT IS HEREBY ORDERED that:

1.

Xperi Holding shall attach this Stipulation and Order Regarding Mootness Fee Request, Notice, and Dismissal (the “Order”) as an exhibit to a Form 10-K for the fiscal year ended December 31, 2020 that Xperi Holding will file with the United States Securities and Exchange Commission. The filing of this Order as an attachment to a Form 10-K constitutes adequate notice for purposes of Rule 23(e) (the “Notice”).

2.	Xperi Holding on Defendants’ behalf shall pay Plaintiff’s Counsel

$300,000 in full satisfaction of the Fee Request within ten (10) business days of the entry of this Order, to an account designated by Prickett, Jones & Elliott, P.A. The foregoing payment shall fully satisfy and resolve the Fee Request and Plaintiff’s Counsel shall not seek any additional fees, expenses, or costs related to this action from any source.

3.

Plaintiff shall file with the Court an affidavit that the Notice has been made in accordance with Paragraph 1 and that payment has been made in accordance with Paragraph 2 above (the “Affidavit”) no later than five (5) business days after the Notice is publicly filed and payment made.

4.	Upon filing of the Affidavit:
a.	The Register in Chancery is directed to close this action on the docket; and

b.	The Court will no longer retain any jurisdiction over this action.

Dated: December 4, 2020

OF COUNSEL:

KESSLER TOPAZ MELTZER & CHECK, LLP

Lee D. Rudy Grant D. Goodhart

280 King of Prussia Road Radnor, Pennsylvania 19087

(610) 667-7706

PRICKETT, JONES & ELLIOTT, P.A.

By: /s/ Mary S.	Thomas Michael Hanrahan (#941) Kevin H. Davenport (#5327) Mary S. Thomas (#5072) 1310 N. King Street Wilmington, Delaware 19801

302-888-6500

Counsel for Plaintiff

SKADDEN, ARPS, SLATE, MEAGHER & FLOM, LLP

By: /s/ Lauren N.	Rosenello Edward B. Micheletti (#3794) Lauren N. Rosenello (#5581) One Rodney Square

P.O. Box 636

Wilmington, Delaware 19800

302-888-6500

Counsel for Defendants and Interested Party Xperi Holding

IT IS SO ORDERED thisdate of, 2020.

Vice Chancellor Joseph R. Slights, III

This document constitutes a ruling of the court and should be treated as such.

Court: DE Court of Chancery Civil Action

Judge: Joseph Slights

File & Serve Transaction ID: 66160622

Current Date: Dec 07, 2020

Case Number: 2020-0376-JRS

Case Name: Local 464A United Food and Commercial Workers Union Pension Fund v. Darcy Antonellis

Court Authorizer: Joseph Slights

/s/ Judge Joseph Slights